EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Lori Novickis Director, Corporate Relations CBIZ, Inc. Cleveland, Ohio (216) 447-9000
CBIZ AUTHORIZED TO PURCHASE UP TO 5 MILLION SHARES OF ITS COMMON STOCK
Cleveland, Ohio (February 10, 2006)—CBIZ, Inc. (NASDAQ: CBIZ) today announced that on February 9, 2006, the Board of Directors of CBIZ, Inc. authorized the purchase of up to 5,000,000 shares of its outstanding common stock to be obtained in open market or privately negotiated purchases through March 31, 2007.
As of January 31, 2006, CBIZ had approximately 74,255,043 shares of its common stock outstanding. CBIZ continues to generate positive cash flow from operations. This cash flow will be deployed to fund the continued growth of operations, fund future acquisitions, and to repurchase shares of common stock as authorized by the Board of Directors.
CBIZ’s Board of Directors believes that the repurchase plan is a prudent use of the Company’s financial resources, and that investing in its own shares is an attractive use of capital and an efficient means to provide value to CBIZ stockholders. CBIZ anticipates that it will obtain all of the funds necessary to purchase shares under the repurchase program, and to pay related fees and expenses, from operating cash flow and by borrowing under its credit facility. This authorization allows such purchases to the extent permitted under the Company’s current or any future credit facility, without further amendment.
CBIZ, Inc. is a provider of professional business services to companies throughout the United States. As the largest benefits specialist, one of the largest accounting, valuation and medical practice management companies in the United States, CBIZ provides integrated services in the following areas: accounting and tax; employee benefits; wealth management; property and casualty insurance; payroll; IS consulting; and HR consulting. CBIZ also provides internal audit; Sarbanes-Oxley 404 compliance; valuation; litigation advisory; government relations; commercial real estate advisory; wholesale life and group insurance; healthcare consulting; medical practice management; and capital advisory services. These services are provided throughout a network of more than 140 Company offices in 34 states and the District of Columbia.
For further information regarding CBIZ, call the Investor Relations Office at
(216) 447-9000 or visit www.cbiz.com.